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                                                                       Exhibit 5

[Cooley Godward Letterhead]


September 12, 1996

Avigen, Inc.
1201 Harbor Bay Parkway, #1000                ALAN C. MENDELSON
Alameda, CA  94502                            Direct: (415) 843-5010
                                              Internet: mendelsonac@cooley.com
Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Avigen, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 1,083,198 shares of the Company's Common Stock, $.001 par value, pursuant to its 1996 Equity Incentive Plan, 1996 Non-Employee Directors' Stock Option Plan and 1993 Stock Option Plan (collectively, the "Plans") and up to 515,248 shares of the Company's Common Stock, $0.001 par value, pursuant to a nonstatutory stock option granted outside of the Company's option plans (the "Shares").

In connection with this opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the option agreement and the Registration Statement, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD CASTRO
HUDDLESON & TATUM


By: /s/ Alan C. Mendelson
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        Alan C. Mendelson